Exhibit 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. REPORTS HOLDINGS

OF FANNIE MAE AND FREDDIE MAC PREFERRED STOCKS

BERRYVILLE, Va., September 12 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, reported today that it anticipates a significant impairment charge to its third quarter earnings in connection with the bank’s holdings of Fannie Mae and Freddie Mac preferred stocks. These preferred shares are recorded at a cost of approximately $2.5 million.

As a result of the Federal Housing Finance Agency’s (“FHFA”) conservatorship of Fannie Mae and Freddie Mac, which includes suspending the payment of dividends on their common and preferred stock, the Company estimates that the market value of its holdings has fallen to less than $250,000. The exact amount of the decline in value is difficult to determine because of significant volatility in the trading price of the securities. Because these securities will remain outstanding, they may increase in value if the financial condition of Fannie Mae and Freddie Mac improves, the conservatorship ends, and they are allowed to resume paying dividends.

Given an expected long-term loss in the market value of these securities, the Company expects to record a non-cash other-than-temporary impairment charge to earnings during the third quarter of 2008. Management will consider trading data and other communications regarding these entities to determine the amount of loss that will be recognized on or before September 30, 2008.

Most importantly, the Company and the bank anticipate remaining “well-capitalized” under current regulatory capital guidelines subsequent to recording the impairment charge. John Milleson, President and Chief Executive Officer, stated “Although this loss was unexpected, consistently strong earnings allow us to absorb it without needing additional capital. With earnings of $3.8 million during the first half of 2008, the Company expects to be profitable for the year at the end of the third quarter and anticipates a profitable fourth quarter.”

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.